Exhibit 16.1

August 7th , 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

RE: Blue Hat Interactive Entertainment Technology

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated August 7th, 2023, of Blue Hat Interactive Entertainment Technology to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Respectfully submitted,

Audit Alliance LLP

Audit Alliance LLP

No 10 Anson Road,

#20-16, International Plaza,

Singapore 079903.